Exhibit 10.1

VOLUNTARY DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Amended and Restated as of October 29, 2014

TABLE OF CONTENTS

1.	Establishment and Purpose of the Plan	3

2.	Administration	3

3.	Eligibility	3

4.	Deferrals of Compensation	3

5.	Accounts under the Plan	4

6.	Deemed Investment of Accounts	4

7.	Change in Investment Directions	4

8.	Crediting of Accounts	4

9.	Status of Investments	4

10.	Vesting	5

11.	Payment of Accounts	5

12.	Change in Control	6

13.	Designation of Beneficiaries	7

14.	Nonalienation	7

15.	Indemnification	7

16.	Severability	7

17.	Waiver	7

18.	Notices	7

19.	Governing Law	8

20.	Construction of Language	8

21.	Amendment or Discontinuance	8

22.	Prohibited Acceleration/Distribution Timing	8

23.	Aggregation of Employers	8

24.	Unforeseeable Emergency	9

VOLUNTARY DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Amended and Restated as of October 29, 2014

1.     Establishment and Purpose of the Plan This Voluntary Deferred Compensation Plan for Directors (the “Plan”) was established to enable the members of the Board of Directors of Ottawa Savings Bank (the "Bank") and its affiliates to defer a portion of the fees that would otherwise be paid to them as directors (“Compensation”) and to, instead, receive such amounts at a later date.

2.     Administration.   The Plan shall be administered by the Compensation Committee of the Board of Directors of the Bank or such other committee appointed either by the Board of Directors of the Bank (the "Board") or by such Compensation Committee (the "Committee"). The Committee shall be authorized to interpret the Plan and make decisions regarding any questions arising thereunder, and any such interpretation or decision of the Committee shall, unless overruled or modified by the Board, be final, conclusive and binding upon all directors of the Bank and its subsidiaries and upon any person claiming benefits or rights under the Plan by or through any such individual. No member of the Committee shall be entitled to act on or decide any matter relating solely, to himself or herself or any of his or her rights or benefits under the Plan without disclosing said interest to the Board. The Committee may in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines. Notwithstanding any provision of the Plan to the contrary, any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3.     Eligibility.   It is intended that eligibility to participate in the Plan will be limited to members of the Board (“Directors”). Once a Director elects to participate in the Plan (i.e. becomes a “Participant”), that Director will remain a Participant in the Plan for subsequent years unless the Director incurs a Termination of Service, or the Plan is terminated. To the extent, if any, the provisions of the Employee Retirement Income Security Act of 1974, as amended, apply to this Plan with respect to any Directors who are otherwise employees of the Bank or its subsidiaries, it is intended that this program be limited to a select group of management or highly compensated employees, within the meaning of such law.

4.     Deferrals of Compensation. A Director may become a Participant in the Plan for an applicable Plan Year by electing to defer his or her Compensation pursuant to the terms of this Paragraph 4. In order to participate in the Plan, a Director must submit to the Committee or its designee a written election to defer receipt of a either a percentage, or specified dollar amount of the amounts that would otherwise be earned by the Participant in connection with his or her services as a Director of the Bank or one or more of its affiliate in the next following calendar year. The Committee, or its designee, will provide eligible Directors with an Election Form to make a deferral election under the Plan. Except as otherwise provided by the Committee in accordance with the law, such election shall be made on or before the last day of the calendar year preceding the calendar year with respect to which the election relates. In the case of a Director who is newly appointed or elected as a Director, the Election Form will be entered into within 30 days after the individual first becomes such an eligible director. No election for a deferral of a specified dollar amount of compensation shall apply to an amount that totals less than $1,000. A Participant must submit a new Election Form for each Plan Year he or she requests to defer Compensation under the Plan. Except as otherwise stated herein, deferral elections for each applicable Plan Year must be made on or before the last day of the applicable Plan Year.

5.     Accounts under the Plan. Amounts deferred by a Participant pursuant to Paragraph 4 hereof shall be maintained in an Account for such Participant by the Bank or by the subsidiary of the Bank responsible to pay the Compensation being deferred by the Participant hereunder.

6.     Deemed Investment of Accounts.   The Account maintained on behalf of each Participant with respect to the amounts deferred by that Participant hereunder with respect to each year of participation by the Participant shall be deemed to be invested in, and shall be adjusted to reflect earnings and losses of, such investments or investment funds as is designated as available from time to time by the Committee. To the extent the Committee makes available alternative deemed investment vehicles with respect to amounts eligible to be deferred under the Plan, each Participant shall, upon making a deferral election hereunder, designate, in the form and manner prescribed by the Committee, that the amounts to be credited to his or her Account be applied in such proportions as he or she may designate, in such multiples as is permitted by the Committee, in each deemed investment made available by the Committee. The Committee may make available different deemed investments for amounts deferred at different times under the Plan, and may change the available deemed investments under the Plan from time to time. The Committee may also designate that only one deemed investment shall apply to all such amounts without regard to any other election that a Participant may desire.

7.     Change in Investment Directions.   In accordance with procedures established by the Committee, Participants may, on an annual basis, direct the Committee (or its designee) to change their investment directions. Any change in investment direction will relate to amounts already allocated to a Participant’s Account (in which event it shall constitute a direction to transfer amounts in the Participant’s Account amongst the various available deemed investments) as well as all future amounts deferred under the Plan. An investment direction election made by a Participant shall remain in effect until changed.

8.     Crediting of Accounts.   Each Participant's Account shall be deemed credited at the end of each calendar quarter (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account would have experienced had the Account actually been invested in the deemed investment designated by the Participant or, as appropriate, the Committee.

9.     Status.   It is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. All investments made by the Bank or any other affiliate of the Bank pursuant to this Plan will be deemed made solely for the purpose of aiding such entity in measuring and meeting its obligations under the Plan. Further, such entities are not limited to the investments described in the provisions set forth above but merely obligated to provide payments pursuant to the terms of this Plan that reflect the investment returns offered by the deemed investments made available under the Plan. The Bank or, as applicable, one or more of the affiliates of the Bank, will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments.

This Plan places no obligation upon any entity to invest any portion of the amount in a Participant's Account, invest or continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. Nothing stated herein shall cause such investments to be treated as anything but the general assets of the Bank or, as applicable, other subsidiaries of the Bank, nor will anything stated herein cause such investments to represent the vested, secured or preferred interest of the Participant or his or her beneficiaries designated under this Plan. Participants hereunder have the status of unsecured creditors with respect to their Accounts, and it is intended that the Plan be unfunded for tax purposes and, to extent applicable, for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended.

10.      Vesting.   Participants shall be fully vested in all amounts in their accounts at all times.

11.      Time and Form of Distributions.

(a)  Timing.   At the time a Participant elects to defer Compensation hereunder, the Participant shall designate the time and the manner for the payment of the amounts to be allocated to such Particpant's Account with respect to such deferral of Compensation except as otherwise provided below, payment to a Participant shall commence upon a fixed date selected by the Participant at the time of the deferral chosen from the following dates:

(i)      The last day of the calendar quarter ending at least two years from the end of the Plan Year in which the deferred Compensation would otherwise be payable, but no later than the end of the calendar quarter in which occurs the Participant's 75th birthday.

(ii)      The last day of any one of the four calendar quarters ending after the service of the Participant as a Director of the Bank or any of its affiliates terminates (as designated by the Participant at the time of deferral).

(b)  Form of Distribution. Except as otherwise provided below, the form of payment of deferred amounts in a Participant's Account shall be designated by the Participant in his or her Election Form at the time the deferral election is made and shall be from among the following options, to the extent such optional forms are made available by the Committee. All forms of payment shall be based on the value of a Participant's Account attributable to the particular deferral election and all forms of payment shall be actuarially equivalent to each other. The options that are may be made available are:

(i)        a lump sum;

(ii)       a number of quarterly or annual installments, limited in such a manner as is determined by the Committee;

(iii)      one or more forms of annuity, with such terms as shall be determined by the Committee in its sole discretion; or

(iv)     a designated dollar amount (to the extent such amount is allocated to the Participant's Account with respect to the deferral of compensation in question) or percentage of the Participant's Account at the end of one or more calendar quarters otherwise available for election for the commencement of distributions as described above, with the remainder of the amount subject to such designation to be distributed commencing at such other date chosen from clauses (b)(i) or (b)(ii) above.

In the event that payment is to be made in the form of an annuity, the amount of each annuity payment shall be determined by the Committee or its designee in its sole discretion, which amount shall be based on the amounts that could be payable under one or more commercial annuity products that could be purchased with the amount in a Participant's Account that is be to paid in the form of an annuity at a date set by the Committee that is within 60 days of the starting date of annuity, with the identity of the commercial annuity products to be used for this purpose to be determined in the sole discretion of the Committee, or by the Committee's designee in accordance with standards established by the Committee. Any such determination and the determination by the Committee or its delegates of the amount of any annuity payments to be made hereunder shall be final and binding upon all Participants and beneficiaries. In the event that the Committee or its designee, in their sole and absolute discretion, shall direct that a commercial annuity be purchased in order to fund any payment obligations hereunder, such annuity contract, when purchased, shall be the property of the Bank or other purchasing subsidiary of the Bank, and the Participant will continue to be no more than an unsecured creditor of the Bank or, as applicable, another subsidiary of the Bank, as described above. Each Participant's Account under the Plan shall be reduced by the amount of any distribution hereunder.

(c)     Payments upon Change in Control or Unforeseeable Emergency.   A Participant may also, solely to the extent permitted by the Committee, direct that all of the amounts then allocated to the Participant's Account be distributable to the Participant upon a Change in Control of the Bank (as defined below), or that all or a portion of the amounts otherwise payable to the Participant be distributable in the event of an Unforeseeable Emergency (as defined below), in which event the amount of any further scheduled distribution shall be reduced by the amount previously distributed on account of such event.

(d)      Payments upon Death. To the extent permitted by the Committee, a Participant may elect that if the Participant dies before payments of a deferred amount have otherwise commenced to the Participant, the amount allocated to the Participant's Account be distributed to the Participant's Beneficiary (as defined below) either on the last day of the calendar quarter in which the Participant dies (or as soon as practicable thereafter) or on the last day of the first calendar quarter in the calendar year immediately following the date of the Participant's death; provided, however that if no such election is made, payment shall be made in a single lump sum at the end of the calendar quarter in which the Participant died, or as soon as practicable thereafter. If payments of a deferred amount in the form of installments have already commenced to the Participant, they shall continue to be made after the Participant's death to the Participant's Beneficiary, who shall otherwise be granted the same rights as were held by the Participant hereunder.

(e)     Change in Elections. If permitted by the Committee, but subject to limitations below, a Participant may elect to change the time or form of payment to him or her, by submitting a new Election Form to the Committee, provided the following conditions are met:  (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by the Committee; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

12.     Change in Control.   For purposes of this Plan a Change in Control means a change in ownership of Ottawa Savings Bank, a change in the effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank, as defined for purposes of Code Section 409A.

13.     Designation of Beneficiaries.   In the event that the Participant dies prior to the receipt of all amounts payable to him or her pursuant to the Plan, all remaining amounts credited to his account shall be paid to such one or more beneficiaries and in such proportions as the Participant may designate, in accordance with the provisions of Paragraph 11.

If no beneficiary has been named by the Participant, or if named beneficiary has predeceased the Participant and no successor beneficiary has been named or if a beneficiary designation is otherwise ineffective, payment shall be made to the estate of the Participant, and if any beneficiary shall die after payments to that beneficiary have commenced, if any remaining payments would otherwise be made to such beneficiary, they shall instead be made to the estate of the beneficiary. A beneficiary designation pursuant to this Paragraph 13 shall not be effective unless it is in writing and is received by the Committee prior to the death of the Participant making the designation.

14.     Nonalienation.   The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiaries.

15.     Indemnification.   The Bank shall indemnify, hold harmless and defend each member of the Board, each member of the Committee, each member of the Compensation Committee, and each of their designees who are employees of the Bank or any of its subsidiaries, against their reasonable costs, including legal fees, uncured by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

16.     Severability.   A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

17.     Waiver.   Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time of times.

18.     Notices.   Any notice or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the party at the address listed below, or at such other address as one such party may by written notice specify to the other:

(a)           if to the Committee:

Attention: Jon Kranov – Plan Administrator

Ottawa Savings Bank

925 LaSalle Street

Ottawa, IL 61350

(b)         if to any party other than the Committee, to such party at the address last published by such party by written notice to the Committee.

19.     Governing Law.   The Plan shall be constructed administered and enforced according to the laws of the State of Illinois, except to the extent such laws are preempted by federal law.

20.     Construction of Language.   Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or Section shall be to an Article or Section of the Plan, unless otherwise indicated.

21.     Amendment or Termination.   The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in the Plan.

The Company reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time. No amendment may adversely impact the amount of benefits a Participant has accrued under the Plan at such time except to the extent required by applicable law.

The Board may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the (ii) all plans or arrangements that would be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty-four (24) months of the date the is terminated and (v) the Company does not adopt a new plan that would be aggregated with the Plan three (3) years of the date of the termination of the Plan.

22.      Prohibited Acceleration/Distribution Timing.     This Paragraph  22 shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Participant prior to the date on which the amount is distributable to or on behalf of the Participant under Article 4 or (ii) which would result in penalties to the Participant under Section 409A of the Internal Revenue Code as amended and regulations promulgated thereunder (“Section 409A”). In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

23.       Aggregation of Employers.      To the extent required under Section 409A, if the Bank is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Code Section 414(b) or (c)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a termination of service and for any other purposes under the Plan as Section 409A shall require.

24.      Unforeseeable Emergency.

(a) In General. A Participant may, in accordance with rules established by the Committee, make a written request for a withdrawal from the Participant’s Account because of an unforeseeable emergency. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant within the meaning of Treasury Regulation §1.409A-3(i)(3)(i), all as determined by the Committee. Distribution on account of an unforeseeable emergency may not be made to the extent that such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(b) Committee Determination. After a Participant has filed a written request for a withdrawal on account of an unforeseeable emergency pursuant to this Paragraph 24, along with all supporting material that may be required by the Committee from time to time, the Committee shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for a withdrawal on account of an unforeseeable emergency. The amount of a withdrawal shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes of penalties reasonably anticipated to result from the distribution), as determined by the Committee in accordance with Treasury Regulation §1.409A-3(i)(3)(ii), or, if less, the balance in the Participant’s Account.

(c) Payment. Payment of an unforeseeable emergency withdrawal shall be made in a lump sum as soon as administratively practical, but no later than 90 days, following the date on which the withdrawal is approved by the Committee. Withdrawals made pursuant to this provision shall be without financial penalty. A Participant who is approved for an unforeseeable emergency withdrawal is suspended from making deferrals under the Plan for the balance of the Plan Year in which the withdrawal occurs.

In witness whereof, Ottawa Savings Bank has caused this Voluntary Deferred Compensation Plan for Directors to be amended and restated in its entirety effective October 29, 2014 as is executed on this 29th day of October, 2014 by a duly authorized member of the Board of Directors of Ottawa Savings Bank.

Ottawa Savings Bank

By:

On behalf of the Board of Directors

Attest:

/s/ Marc N. Kingry

Marc Kingry